Exhibit 10.51
2009 RESTATEMENT OF
ENERGIZER HOLDINGS, INC.
EXECUTIVE SAVINGS INVESTMENT PLAN
     Energizer Holdings, Inc. (the “Company”) established the Energizer Holdings, Inc. Executive Savings Investment Plan (the “Grandfathered Plan”), effective as of April 1, 2000, to provide retirement benefits for eligible employees.
     In connection with complying with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the portion of each Participant’s Account that was earned and vested as of December 31, 2004, was frozen, except for adjustments for earnings and losses, and credited to a separate subaccount (the “Grandfathered Account”) and will be administered in accordance with the terms of the Grandfathered Plan as in effect on October 3, 2004 and the federal income tax law in effect prior to the enactment of Section 409A. The portion of each Participant’s Account earned or vested on or after January 1, 2005 was credited to a separate subaccount (the “Non-Grandfathered Account”). Pursuant to Notice 2007-86, with respect to the period from January 1, 2005 through December 31, 2008, all Non-Grandfathered Accounts will be administered in accordance with Notice 2005-1, other generally applicable Section 409A guidance, and the Company’s good faith interpretation of compliance with Code Section 409A, as documented, in part, in draft plan documents, forms, or communications. Effective January 1, 2009, all Non-Grandfathered Accounts will be administered in accordance with the 2009 Restatement of the Energizer Holdings, Inc. Executive Savings Investment Plan (“Plan”). A Participant’s benefit will be comprised of his or her Grandfathered Account under the Grandfathered Plan and his or her Non-Grandfathered Account under the Plan.
     The Plan is maintained for a select group of management or highly compensated employees and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is not intended to qualify under Code Section 401. The Plan is intended to comply with the requirements of Code Section 409A.
I. DEFINITIONS
     Capitalized terms used herein that are not defined herein shall have the same meaning as specified in the Energizer Holdings, Inc. Savings Investment Plan unless the context unambiguously requires otherwise.
     1.1 “Account” means the bookkeeping account that is credited with Basic Matched Contributions, Basic Unmatched Contributions, Company Matching Contributions and earnings and losses on such amounts as provided in Section 3.5. For purposes of the 2009 Restatement of the Plan, “Account” means a Participant’s Non-Grandfathered Account.
     1.2 “Affiliated Company” means those domestic corporations in which Energizer Holdings, Inc. owns, directly or indirectly, 50% or more of the voting stock, or any other entity so designed by the Committee.

     1.3 “Basic Matched Contributions” means the amount of contributions made in accordance with Section 3.2.
     1.4 “Basic Unmatched Contributions” means the amount of contributions made in accordance with Section 3.3.
     1.5 “Before-Tax Contributions” means the Before-Tax Matched Contributions (as defined in the SIP) and Before-Tax Unmatched Contributions (as defined in the SIP) made by a Participant to the SIP.
     1.6 “Beneficiary” means any person or persons (natural or otherwise) designated as such by a Participant on such forms and in such manner acceptable to the Committee; provided however, that a beneficiary designation form shall be effective only when the form is submitted in writing by the Participant and received by the Committee and such beneficiary designation form shall cancel any and all beneficiary designation forms previously signed and filed by the Participant.
     1.7 “Board” means the Board of Directors of the Company.
     1.8 “Cause” means willful breach or failure by the Participant to perform his or her employment duties.
     1.9 “CEO” means the Chief Executive Officer of the Company.
     1.10 “Change of Control” means a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:
(a)	any “person” (as such term is used in Sections 13(d) and 14(d)(2) as currently in effect, of the Exchange Act) is or becomes a “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of securities representing 20% or more of the total voting power of all of the Company’s then outstanding voting securities. For purposes of this Plan, the term “person” shall not include: (A) the Company or any corporation of which 50% or more of the voting stock is owned, directly or indirectly, by the Company (individually, a “Subsidiary” and collectively “Subsidiaries”), (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, or (C) an underwriter temporarily holding securities pursuant to an offering of said securities;

(b)	during any period of two (2) consecutive calendar years, individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(c)	the stockholders of the Company approve a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination: (i) all or substantially all of the individuals and entities who were the “beneficial owners” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act) of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, securities representing more than 50% of the total voting power of the then outstanding voting securities of the corporation resulting from such Business Combination or the parent of such corporation (the “Resulting Corporation”); (ii) no “person” (as such term is used in Section 13(d) and 14(d)(2), as currently in effect, of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Resulting Corporation, is the “beneficial owner” (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of voting securities representing 20% or more of the total voting power of then outstanding voting securities of the Resulting Corporation; and (iii) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination;

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e)	any other event that a simple majority of the Board, in its sole discretion, shall determine constitutes a Change of Control.
     1.11 “Code” means the Internal Revenue Code of 1986, as amended.
     1.12 “Committee” means the Energizer Plans Administrative Committee, its designee, or any successor to such Committee.
     1.13 “Company” means Energizer Holdings, Inc.
     1.14 “Company Matching Contributions” means the amount of contributions made in accordance with Section 3.4
     1.15 “Compensation” means Compensation as defined under the SIP.
     1.16 “Controlled Group” means all corporations or business entities that are, along with the Company, members of a controlled group of corporations or businesses, as defined in

Code Sections 414(b) and 414(c), except that the language “at least 50 percent” is used instead of “at least 80 percent” in applying the rules of Code Sections 414(b) and 414(c).
     1.17 “Deferral Limitations” means one or more of the following limits imposed by ERISA or the Code with respect to the SIP: (a) the maximum deferral limit of Code Section 402(g), (b) the maximum compensation limitation in Code Section 401(a)(17), (c) the actual deferral percentage limitation under Code Section 401(k), and (d) the maximum allocation provision of Code Section 415(c).
     1.18 “Disability” means a finding by the Committee of a Participant’s permanent and total disability.
     1.19 “Employee” means a person employed by the Company or an Affiliated Company and who is one of a select group of management or highly-compensated employees.
     1.20 “Entry Date” means the last day of any payroll period during which or with respect to which a Participant’s Before-Tax Contributions are (or, but for a change in deferral election under the SIP, would have been) limited by the Deferral Limitations, based on his or her Initial Deferral Election.
     1.21 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.22 “Good Reason” means any of the following: assignment of duties inconsistent with the Employee’s status or diminution in status or responsibilities from that which existed prior to the Change of Control; reduction in the Employee’s annual salary; failure of the acquiror to pay any bonus award to which the Employee was otherwise entitled, or to offer the Employee incentive compensation, stock options or other benefits or perquisites which are offered to similarly situated employees of the acquiror; relocation of the Employee’s primary office to a location greater than fifty (50) miles from his or her existing office; any attempt by the acquiror to terminate the Employee’s employment in a manner other than as expressly permitted by the Change of Control agreement(s); or the failure by the acquiror to expressly assume the Company’s obligations under the Change of Control agreement(s).
     1.23 “Grandfathered Account” means the vested portion of a Participant’s Account as of December 31, 2004, as adjusted for earnings or losses.
     1.24 “Initial SIP Deferral Election” means, for a Year, the Participant’s actual deferral election under the SIP in effect on the first day of such Year or, in the event a Participant does not have an actual deferral election in effect, the Participant’s deemed deferral election. A Participant’s deemed deferral election shall be equal to the automatic election described in SIP section 2.02.
     1.25 “Non-Grandfathered Account” means (i) the portion of a Participant’s Account that became vested on or after January 1, 2005, as adjusted for earnings and losses, and (ii) contributions for periods on or after January 1, 2005, as adjusted for earnings and losses.

     1.26 “Participant” means an Employee who is deferring, or an Employee or former Employee who has deferred, Compensation pursuant to Article III of the Plan.
     1.27 “Plan” means the 2009 Restatement of Energizer Holdings, Inc. Executive Savings Investment Plan, as amended from time to time.
     1.28 “Retirement” means Termination of Employment at or after age 55 with 10 years of service.
     1.29 “SIP” means the Energizer Holdings, Inc. Savings Investment Plan, as amended from time to time.
     1.30 “Termination of Employment” means termination of employment from the Controlled Group, as determined in accordance with rules set forth in IRS regulations under Code Section 409A (generally a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period); provided, however, to the extent permitted by the regulations issued under Code Section 409A, a “Termination of Employment” does not occur if a Participant is on a military leave, sick leave or other bona fide leave of absence granted by the Company or an Affiliated Company.
     1.31 “Valuation Date” means December 31 of each Year.
     1.32 “Year” means a calendar year.
II. ELIGIBILITY AND PARTICIPATION
     2.1 Prior Participants. An Employee who was a Participant in the Plan on December 31, 2008, and who is an Employee on January 1, 2009, shall continue to be a Participant in the Plan on January 1, 2009, subject to the termination provisions of Section 2.5.
     2.2 Other Employees. An Employee who is not covered under Section 2.1 shall be eligible to participate in the Plan if he or she:
     (a) is designated by the CEO as eligible to participate in the Plan, and
     (b) has elected to make Before-Tax Contributions.
     2.3 Initial Enrollment. An Employee who first becomes eligible to participate during a Year will have 30 days from the date he or she becomes eligible to participate to complete and submit to the Committee an enrollment form, supplied by the Committee, by which an Employee elects to defer a specified percentage of Compensation in accordance with Article III.

     2.4 Annual Deferral Elections. An election by a Participant to defer Compensation for a Year must be submitted to the Committee no later than the December 31st immediately preceding such Year on such forms as required by the Committee. A deferral election made by a Participant is effective for an entire Year, and cannot be increased or decreased during such Year.
     2.5 Termination of Coverage. A Participant shall no longer be eligible to participate in the Plan including the right to defer Compensation pursuant to the Plan, effective as of the first payroll period beginning after the earlier of the following dates:
(a)	The date the Participant incurs a Termination of Employment;

(b)	The last day of the Year in which the Participant ceases to meet the eligibility requirements of either Section 2.1 or Section 2.2 of the Plan; or

(c)	The last day of the Year in which the Participant is designated by the CEO as ineligible to participate in the Plan.
     Such Participant shall continue to be a Participant in the Plan for all other purposes until distribution of his or her Account.
III. CONTRIBUTIONS
     3.1 Deferrals into the Plan. A Participant whose Before-Tax Contributions are limited during a Year by the Deferral Limitations, based on the Participant’s Initial SIP Deferral Election for such Year, may defer on a before-tax basis into the Plan, Compensation in excess of that permitted to be deferred pursuant to the SIP as if the Initial SIP Election remained in effect for the entire Year. Any change in the Initial SIP Deferral Election during the Year will have no impact on the level of Contributions under Sections 3.1, 3.2 and 3.3 of the Plan. Deferral elections under the Plan may not be revoked exception in the case of Termination of Employment. No after-tax deferrals are permitted under the Plan.
     3.2 Basic Matched Contributions. Subject to Section 3.1, a Participant may elect to defer his or her Compensation in an amount from 1% to 6%, in 1% increments, for each payroll period in a Year beginning with that payroll period in which the Participant exceeds or would have exceeded the Deferral Limitations, based on the Participant’s Initial SIP Deferral Election for such Year. Such deferrals into the Plan shall be designated “Basic Matched Contributions.”
     3.3 Supplemental Matched Contributions. Subject to Sections 3.1 and 3.2, a Participant who has elected to defer the maximum Basic Matched Contributions pursuant to Section 3.2 as of the beginning of the Year, may elect to defer an additional 1% of Compensation for each payroll period in a Year beginning with the payroll period in which the Participant exceeds or would have exceeded the Deferral Limitations, based on the Participant’s Initial SIP Deferral Election for such Year. Such deferrals into the Plan shall be designated “Supplemental Matched Contributions.”

     3.4 Basic Unmatched Contributions. Subject to Sections 3.1, 3.2 and 3.3, a Participant who has elected to defer the maximum Basic Matched Contributions rate of 6% and the maximum Supplemental Matched Contributions rate of 1% may defer an additional 1% to 43% of this Compensation, in 1% increments, for each payroll period in such Year beginning with the payroll period in which the Participant exceeds or would have exceeded the Deferral Limitations, based on the Participant’s Initial SIP Deferral Election for such Year. Such deferrals into the Plan shall be designated “Basic Unmatched Contributions.”
     3.5 Company Matching Contributions. With respect to each payroll period, the Company shall contribute on behalf of each Participant an amount equal to (i) 50% of such Participant’s Basic Matched Contributions. With respect to each payroll period, the Company shall contribute on behalf of each Participant an amount equal to 325% of such Participant’s Supplemental Matched Contributions. The Company shall contribute a matching contribution to the Plan equal to 50% of the amounts of Before-Tax Contributions to the SIP that are determined, or would have been determined, to be Catch-Up Contributions (as defined in the SIP) based on the Participant’s Initial SIP Deferral Election for such Year. Contributions made pursuant to this Section 3.5 shall be designated “Company Matching Contributions.”
     3.6 Participants’ Accounts.
(a)	The Company shall establish a book reserve account for each Participant. With respect to each payroll period, as appropriate, the Company shall credit to a Participant’s Account his or her Basic Matched Contributions, Supplemental Matched Contributions, Basic Unmatched Contributions and Company Matching Contributions.

(b)	Each Participant’s Account balance shall be credited, effective as of December 31 each Year, with earnings equal to the rate of earnings of the SIP funds that the Participant has designated as investment choices. Deferrals made during a Year will be credited at the end of that Year with earnings from the time of deferral.

(c)	Each Participant shall be furnished quarterly a statement setting forth the value of his or her Account.
IV. VESTING OF CONTRIBUTIONS
     4.1 Vesting of Basic Contributions. Each Participant shall be vested at all times in the amounts credited to his or her Account attributable to his or her Basic Matched Contributions, Supplemental Matched Contributions and Basic Unmatched Contributions, and earnings thereon.
     4.2 Vesting of Company Matching Contributions. A Participant shall be vested in the amounts credited to his or her Account attributable to Company Matching Contributions and earnings thereon as follows:

(a)	at the rate of 25% for each Period of Service in whole years (as defined in the SIP); or

(b)	100% vested upon the occurrence of any one of the following:
(1)	attainment of age 65;

(2)	Retirement;

(3)	Disability;

(4)	death;

(5)	Change of Control, if the Participant’s employment with the Company and all Affiliated Companies is terminated within twelve (12) months following such Change of Control, if such termination of employment is by the Participant for Good Reason, or such termination of employment is by the Company or an Affiliated Company, for any reason other than for Cause; or

(6)	termination of the Plan.
V. DISTRIBUTIONS
     5.1 Time of Distribution to Participant. The vested portion of the Participant’s Account shall be paid (or commence to be paid in the case of installment payments) on the sixth month anniversary of the date of such Participant’s Termination of Employment.
     5.2 Distribution Upon Death. In the event of the Participant’s death, the Participant’s Account shall be paid to the Participant’s Beneficiary. In the event the Participant has not designated a Beneficiary or the Beneficiary so designated predeceases the Participant, then benefits shall be paid to the Participant’s estate or as provided by law. If distribution of benefits has not already commenced pursuant to Section 5.1, distribution of benefits shall commence no later than 90 days following the Participant’s death, provided that Beneficiary may not designate the calendar in which distribution will be made. The Committee reserves the right to review and approve Beneficiary designations.
     5.3 Amount to be Distributed. At the time of distribution set forth in Sections 5.1 or 5.2, the Company shall distribute the vested portion of the Participant’s Account. Earnings on the vested portion of a Participant’s Account shall be credited to the Participant’s Account for the period between the most recent Valuation Date and the date of distribution of the Account.
     5.4 Form of Distribution. The distribution of a Participant’s Account pursuant to this Article V shall be made in the form of payment elected by the Participant in his or her Initial Deferral Election and shall be in the form of a single lump payment, five annual installments or ten annual installments. A Participant shall be permitted to change the form of distribution initially elected provided that (i) such election or change is made at least twelve (12) months prior to the date the first distribution is to be made, and (ii) the new benefit commencement date is at least five (5) years after the first distribution would otherwise be made, and (iii) the new election is not effective until twelve (12) months after the date the new election is made. No participant may change the form of payment initially elected more than once. For purposes of subsequent changes in the time and form of payment under Code Section 409A, the right to the series of installment payment is to be treated as the right to a single payment. In the event of the death of a Participant, benefits will be distributed to the Beneficiary in the form elected by the Participant.
     5.5 Withdrawals and Loans.
(a)	Loans are not permitted under the Plan.

(b)	A Participant (or, after a Participant’s death, his or her Beneficiary) may request a withdrawal of all or a portion of his or her vested Account on account of a severe financial hardship in accordance with such rules and procedures prescribed by the Committee. The Participant (or his or her Beneficiary) shall be paid the withdrawal amount as soon as practicable after the Committee approves his or her request. The payment of this withdrawal amount shall not be subject to the deduction limitation under Code Section 162(m).

(c)	If the Committee determines that a Participant has incurred a severe financial hardship, the Committee may make a cash distribution to the Participant of the portion of the vested balance of his or her Account needed to satisfy the severe financial hardship (including taxes reasonably anticipated as a result of such distribution), to the extent that the severe financial hardship may not be relieved:
(1)	Through reimbursement or compensation by insurance or otherwise; or

(2)	By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.
(d)	A “severe financial hardship” is a Participant’s need for a distribution, as determined by the Committee, resulting from:
(1)	A sudden and unexpected illness or accident of the Participant or of a dependent or close family member of the Participant;

(2)	Loss of the Participant’s property due to casualty;

(3)	Any other events specified as “unforeseeable emergencies” under Code Section 409A and the regulations and guidance thereunder;

(4)	Other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as permitted under Code Section 409A.

(e)	The Committee shall determine whether the Participant has satisfied the requirements of this Section 5.5. The Committee may decline a request for a distribution under this Section 5.5 if the Committee determines that such distribution is not in the best interests of the Company. All determinations made by the Committee pursuant to this Section 5.5 shall be binding on all parties.
VI. FORFEITURES
     6.1 Time of Forfeiture. Any amount of Company Matching Contributions in which a Participant is not vested shall be forfeited upon the Participant’s Termination of Employment.
VII. AMENDMENT AND ADMINISTRATION OF THE PLAN
     7.1 Power to Amend or Termination Plan. The power to amend or modify the Plan at any time is reserved to the Committee, provided that, no amendment or modification may affect the terms of any deferral of Compensation deferred prior to the effective date of such amendment or modification without the consent of the Participant or Beneficiary affected thereby. The Committee may terminate the Plan, and distribute all vested accrued benefits, subject to the restrictions set forth in Treas. Reg. §1.409A-3(j)(4). A termination of the Plan must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.
     7.2 Administration of the Plan. The Committee shall administer the Plan in its sole discretion and, in connection therewith, shall have full power to construe and interpret the Plan; to establish rules and regulations; to delegate responsibilities to others to assist it in administering the Plan or performing any responsibilities hereunder; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan.
     The interpretation of the Plan or other action of the Committee made in good faith in its sole discretion shall be subject to review only if such an interpretation or other action is without a rational basis. Any review of a final decision or action of the Committee shall be based only on such evidence presented to or considered by the Committee at the time it made the decision that is the subject of the review. The Company and any Affiliated Company whose Employees are covered by the Plan and any Employee who is or may be covered by the Plan hereby consent to actions of the Committee made in its sole discretion and agree to be bound by the narrow standard of review prescribed in this Section.
VIII. MISCELLANEOUS
     8.1 Company’s Obligations Unfunded. All benefits due a Participant or Beneficiary under the Plan are unfunded and unsecured and are payable out of the general funds of the Company or Affiliated Company. The Company, in its sole and absolute discretion, may establish a grantor trust for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors of the Company or the respective

Affiliated Company for which the Participant was employed when Basic Matched Contributions, Supplemental Matched Contributions, Basic Unmatched Contributions and Company Matching Contributions were made for such Participant as provided for in such trust, provided that such trust does not alter the characterization of the Plan as an unfunded plan for purposes of ERISA. Such trust shall make distributions in accordance with the terms of the Plan.
     8.2 No Right to Continued Employment. Neither the establishment of the Plan nor the payment of any benefits thereunder nor any action of the Company, any Affiliated Company, the Board, or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Company or an Affiliated Company.
     8.3 Non-Alienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit under this Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant or Beneficiary becomes bankrupt, or attempts to anticipate, alienate, sell, assign, pledge, encumber, or change any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Committee may deem proper. Notwithstanding anything in this Section to the contrary, the Committee may comply with a qualified domestic relations order as defined in Code section 414(p); provided however, that for purposes of this Section 8.3, the provisions of Code section 414(p)(9) shall be disregarded and shall have no force and effect in applying the provisions of Code section 414(p). Anything contained herein to the contrary notwithstanding, benefits payable from the Plan under this Section 10.1 to an alternate payee pursuant to a qualified domestic relations order shall be paid only in the form of a lump sum payment as soon as practicable after the order is determined to constitute a qualified domestic relations order. The Committee may establish procedures similar to those described in Code sections 414(p)(6) and (7), in lieu of the procedures set forth in Code sections 414(p)(6) and (7), for evaluating domestic relations orders and for handling benefits while domestic relations orders are being evaluated.
     8.4 Address of Participant or Beneficiary. A Participant shall keep the Committee apprised of the Participant’s current address and that of any Beneficiary at all times during participation in the Plan. At the death of a Participant, a Beneficiary who is entitled to receive payment of benefits under the Plan shall keep the Committee apprised of such Beneficiary’s current address until the entire amount to be distributed has been paid.
     8.5 Taxes. The Company shall satisfy any federal, state, or local tax withholding obligation from any payment due hereunder. The Company shall satisfy any withholding obligation for the employee portion of employment taxes resulting from vesting of amounts credited to a Participant’s Account through the reduction of a Participant’s paycheck in an amount necessary to satisfy such tax obligation.

     8.6 Missouri Law to Govern. All questions pertaining to the interpretation, construction, administration, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Missouri.
     8.7 Claims and Appeals Procedures. A Participant or Beneficiary may claim any benefit to which he or she is entitled under this Plan by a written notice to the Committee. If a claim is denied, it must be denied within ninety (90) days after receipt of the claim, unless special circumstances require an extension. If an extension is necessary, the extension shall not be longer than an additional ninety (90) days. Any denial shall be in a written notice stating the following:
(a)	The specific reason for the denial.

(b)	Specific reference to the Plan provision on which the denial is based.

(c) Description of additional information necessary for the claimant to present his or her claim, if any, and an explanation of why such material is necessary.

(d) An explanation of the Plan’s claims review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
If the Committee does not deny the claim within the time specified above, the claimant may commence action in state or federal court.
     The claimant will have sixty (60) days to request a review of the denial by the Committee, which will provide a full and fair review. The request for review must be in writing delivered to the Committee. The claimant may review pertinent documents, and he or she may submit issues and comments in writing. The decision by the Committee with respect to the review must be given within sixty (60) days after receipt of the request, unless special circumstances require an extension (such as for a hearing). In no event shall the decision be delayed beyond one hundred and twenty (120) days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant, shall include specific reasons and refer to specific Plan provisions as to its effect, state that the claimant is entitled to receive upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim, and state that the claimant has a right to bring a civil action under Section 502(a) of ERISA.
     Anything contained herein to the contrary notwithstanding, any claim filed under the Plan and any action brought in state or federal court by or on behalf of a Participant, a Beneficiary or alternate payee for the alleged wrongful denial of Plan benefits or for the alleged interference with ERISA-protected rights must be brought within one (1) year of the date of the Participant’s, the Beneficiary’s or alternate payee’s cause of action first accrues. Failure to bring any such cause of action with this one (1) year time frame shall preclude a Participant, a Beneficiary or alternate payee, or any representative of the Participant, the Beneficiary or alternate payee, from bringing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in this Section 10.5 shall have no effect on this one (1) year time frame.

     8.8 Disability Claims and Appeals Procedures. Notwithstanding anything to the contrary in Section 8.8 above, if a determination of Disability must be made in order to decide a claim, the claim shall be considered a Disability claim and shall be subject to the following procedures.
     The Committee shall process each Disability claim and make an initial decision as to the validity of the claim within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim. If the Committee determines that an extension to process the Disability claim is necessary due to matters beyond the control of the Committee, the Committee may extend the 45-day response period for up to thirty (30) days by notifying the claimant, prior to the termination of the initial 45-day period, of the circumstances requiring the extension of time and the date by which it expects to render a decision. If the Committee determines that an additional extension to process the Disability claim is necessary due to matters beyond the control of the Committee, the Committee may extend the response period for up to an additional thirty (30) days by notifying the claimant, prior to the termination of the first 30-day extension period, of the circumstances requiring the extension of time and the date by which it expects to render a decision. An extension notice shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. If the reason for the extension is the claimant’s failure to provide necessary information to decide the claim, the determination period shall be tolled from the date notice of insufficiency is given, until the claimant responds to the notice. The claimant shall have forty-five (45) days within which to provide the specified information.
     A claim denial shall be furnished in writing or electronically. The denial shall inform the claimant of the specific reason or reasons for the denial, refer to the specific Plan provisions on which the denial is based, describe any additional material or information necessary to perfect the claim and explain why the material is necessary, describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of an appeal, refer to any specific guidelines that were relied upon in issuing the denial, or state that such guidelines will be provided to the claimant free of charge upon request.
     If a claimant receives notice from the Committee that a claim for benefits has been denied in whole or in part, the claimant or the claimant’s duly authorized representative may, within one hundred and eighty (180) days after receipt of notice of such denial:
     (a) Make written application to the Committee for a review of the decision. Such application shall be made on a form specified by the Committee and submitted with such documentation as the Committee shall prescribe.
     (b) Review, upon request and free of charge, all documents, records and other information in the possession of the Committee or the Committee which are relevant to the Disability claim.

     (c) Submit written comments, documents, records and other information relating to the claim.
     If review of a decision is requested, such review shall be made by the Committee, which shall review all comments, documents, records, and other information submitted by the claimant relating to the Disability claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee’s review shall not afford deference to the initial adverse benefit determination. The individual(s) conducting the decision on review shall not be the individual(s) who made the initial adverse decision, nor the subordinates of such individual(s).
     In the case of an appeal involving medical judgment, the Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The health care professional consulted shall be an individual who is neither an individual who was consulted in connection with the initial denial, nor the subordinate of any such individual.
     The decision on review shall be made within forty-five (45) days after the receipt by the Committee of the request for review. If the Committee determines that an extension to process the appeal is necessary due to special circumstances, the Committee may extend the 45-day response period for up to 45 days by notifying the claimant, prior to the termination of the initial 45-day period, of the circumstances requiring the extension of time and the date by which it expects to render a decision. If the reason for the extension is the claimant’s failure to provide necessary information to decide the appeal, the determination period shall be tolled from the date notice of insufficiency is given, until the claimant responds to the notice.
     Any denial of an appeal shall be furnished in writing or electronically. The denial shall inform the claimant of the specific reason or reasons for the denial, refer to the specific Plan provisions on which the denial is based, state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, state the claimant’s right to bring a civil action under Section 502(a) of ERISA, and refer to any specific guidelines that were relied upon in issuing the denial, or state that such guidelines will be provided to the claimant free of charge upon request.
     Anything contained herein to the contrary notwithstanding, any claim filed under the Plan and any action brought in state or federal court by or on behalf of a Participant, a Beneficiary or alternate payee for the alleged wrongful denial of Plan benefits or for the alleged interference with ERISA-protected rights must be brought within one (1) year of the date of the Participant’s, the Beneficiary’s or alternate payee’s cause of action first accrues. Failure to bring any such cause of action with this one (1) year time frame shall preclude a Participant, a Beneficiary or alternate payee, or any representative of the Participant, the Beneficiary or alternate payee, from bringing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in this Section 10.5 shall have no effect on this one (1) year time frame.

     8.9 Limitation of Action and Choice of Venue. Before a claimant may bring a legal action against the Plan, the Company, a Subsidiary, or the Committee, the claimant must first complete all steps of the claims and review procedures contained in Sections 8.7 and 8.8, as applicable. After completing all steps of the claims and review procedures contained in Sections 8.7 and 8.8 as applicable, a claimant has one (1) year from the date he or she is notified of the Committee’s final decision to bring such legal action or the right to bring such legal action is lost. Any legal action against the Plan, the Company, a Subsidiary, or the Committee may only be brought in the United States District Court for the Eastern District of Missouri.
     8.10 Headings. Headings of Articles and Sections of the Plan are inserted for convenience of reference. They constitute no part of the Plan.
     8.11 Compliance with Code Section 409A. No provision of this Plan shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) because of failure to satisfy the requirements of Code Section 409A and the regulations and guidance issued thereunder.
     IN WITNESS WHEREOF, the Committee has caused this 2009 Restatement of the Plan to be executed effective as of the 23rd day of December, 2008.

ENERGIZER HOLDINGS, INC.
By:	/s/ Peter J. Conrad

Its:	Vice President Human Resources